Power Hero

Major Milestone Sets Path for Sales: Over 2K emails vying for PowerPac beta units in Q4 ship goal! Investors in the first 10 days will share in PowerPac revenues up to 1X of their investment. Don't miss this opportunity to get a Bonus on our sales AND a future ROI on your Power Hero shares. 10 days


Revenue opportunities for Q4 on track with over 2,000 Beta prospects.

Invest

$300 minimum investment

DEADLINE: June 7, 2025
in 7 days

SHARE PRICE
$1

TOTAL RAISED ON NETCAPITAL
$785,072

TOTAL RAISED THIS ROUND
$22,688

VALUATION THIS ROUND
$17,314,622

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Power Hero is solving one of the most pressing challenges in clean energy: how to provide reliable, accessible EV charging in dense, underserved areas like apartment buildings—especially during grid instability.

We're proud to announce that our PowerPac™ prototype successfully passed key performance tests in Q1, and we are on track to deliver working beta units in Q4. This next milestone enables us to begin pilot deployments, paving the way for early revenue through direct sales into apartment buildings and residential communities where EV adoption is growing but infrastructure hasn't kept up.

At a time when blackouts are becoming more frequent and grid demand is surging, PowerPac provides a simple, transportable energy storage solution—making power available when and where it's needed most.

Here's where it gets exciting for investors:

We expect to begin generating revenue this year. To accelerate our go-to-market strategy, we're opening a new round of funding—and to reward those who join early, we're offering an exclusive opportunity:

Investors in the first ten (10) days of our Netcapital campaign will receive a revenue share up to 1X of the amount of their investment.

This isn't just equity—it's a way to participate directly in our early commercial success.

Why Power Hero, why now?

- Working prototypes in three rounds of improvements already completed
- Beta in Q4 is expected to propel rapid sales growth from 2026 on
- First-mover advantage in apartment-focused EV charging
- Tailwinds from state and federal clean energy incentives
- Real-world use case for backup power during grid outages
- Clear path to near-term revenue and long-term growth


Over 2,000 prospects

This is not just a product—it's a platform for how energy will be accessed, stored, and delivered in the future. We invite you to invest and be part of something that's not only scalable, but urgently needed.

Join Power Hero now—before the early revenue share window closes.


We are on a mission to provide personal EV charging, everywhere

Power Hero stands at the forefront of a transformative moment in transportation. As the global electric vehicle (EV) market surges towards a projected value of $1.5 trillion by 2030, we're addressing a critical gap: convenient, accessible charging for the 100 million Americans living in apartments.

Our innovative technology leverages existing 110V electrical infrastructure to deliver fast 240V charging, eliminating the need for costly installations or building retrofits. This breakthrough solution opens up EV ownership to a vast, overlooked market of urban residents.

SUCCESS TO DATE

- World-class team with 10+ exits, including 6 IPOs and 2 Unicorns.
- 15 patents granted across EV charging capabilities with 16 more pending.
- Partnership with Verizon, opening access to 28M business customers.
- Modular PowerPac architecture praised by test consumers.
- Expanded global market opportunities with accelerated introduction of mPower product and innovative transportable PowerPac configurations.
- PowerPac “alpha” prototype completed, enroute to “Beta” production release in Q4. Cameo for Beta production.
- Significant diversified revenue potential from licensing, hardware sales and subscriptions.
- Massive $500B global electric vehicle market potential, growing at a 17.8% CAGR.
- Smart design enables building owners to provide EV charging incrementally as needed.

PROBLEM


Why is EV charging so inconvenient?


Limited available public charging stations to keep up with demand
Expensive charging infrastructure inhibits EV adoption
No viable charging options accessible to apartment residents

Charging Ahead: Power Hero Aims to Solve the Biggest Challenges in EV Charging

As electric vehicles (EVs) zoom into the mainstream, a critical roadblock stands in the way of widespread adoption: charging infrastructure. Let's plug into the major problems Power Hero is solving: convenient charging.

Apartment Living: No Longer a Barrier to EV Ownership

Imagine wanting to go green with an EV, but living in an apartment complex with no charging stations. Frustrating, right? Over 100 million Americans face this exact dilemma. Power Hero's genius solution? Technology that turns standard 110V outlets into powerhouses capable of fast 240V charging. No building retrofits required!

Say Goodbye to Queuing

We've all seen those long lines at public charging stations. They're enough to make any potential EV owner in apartments think twice. Power Hero's approach? Bring the charging station home. By enabling personal charging solutions to apartment residents, we're not just cutting wait times—we're eliminating them altogether for many users.

Installation Costs: From Wallet-Draining to Wallet-Friendly

Traditional fast charger installation often comes with a hefty price tag due to necessary electrical upgrades. Power Hero flips the script by working with existing electrical systems. The result? Dramatically reduced installation costs and complexity. It's a win-win for property owners and EV enthusiasts alike. Better yet, get the transportable version of our PowerPac and skip the installation stage. Just wheel the PowerPac home to charge while you work and wheel it down to recharge your EV when you get home.

Optimizing Existing Infrastructure: Sharing is Caring

JD Power reported that 68% of EV owners installed fast 240V home Level 2 EV chargers. That's about 2M home chargers. Our Cameo™ adapter cleverly turns private chargers into public assets when they're not in use. It's like Airbnb for EV charging—maximizing efficiency and availability in one smart stroke.

Range Anxiety? More Like Range Confidence

The fear of running out of juice mid-journey is real for many EV owners and potential buyers. Power Hero's solution? mPower™ mobile charging stations. Whether it's an emergency top-up or powering an off-grid event, mPower™ ensures you're never far from a charge.


Power Hero™
In Development - See Prototype Demo

Grid Overload: Averted

As more EVs hit the roads, power grids face increasing strain, especially during peak hours. Power Hero's systems are designed to store energy during off-peak times and enable smart charging. The result? A balanced grid that can handle the growing demands of the EV era.

The Power Hero Promise

By tackling these interconnected challenges head-on, Power Hero is doing more than just solving problems—it's paving the way for a future where EVs are a viable option for everyone, regardless of where they live or park.

By making charging more accessible, affordable, and efficient, we're turning the dream of widespread EV adoption into a charged-up reality.

SOLUTION


Power Hero makes personal EV charging convenient, cost-effective, & connected


Power Hero leverages existing infrastructure
to allow personal charging anywhere

Power Hero makes mass EV adoption possible by offering a suite of personal charging solutions, so drivers can charge their EVs conveniently, regardless of where they are.


Patented PowerPac gives us an edge - easy, personal, affordable

Power Hero's patented technology leverages existing electrical infrastructure, so anyone - including apartment residents - can charge from home and avoid waiting in line to access the abundant energy already all around us. Our installations work with any 110V circuit:.

- Building owners avoid huge capital spending.
- Charging "at home" means convenience, no queuing at public stations.
- Personal means non-EV tenants won't object to your plugging in.

While our competitors are rushing to build public charging stations that apartment residents hate to use, our investors are asking us when they can have their own PowerPac.

Where there is demand, there is opportunity. Your investment in Power Hero now gets you in at the ground floor of a growing opportunity.

PowerPac™



FAST personal EV charging for apartment residents. On track for Q4'25 revenues

mPower™



Offers mobile charging for fleets, group functions, or roadside assistance

Cameo™



Connects existing EV chargers allowing them to be reserved and monetized via the cloud


Cameo allows anyone to network a charger so EV drivers can reserve and pay

Power Hero's comprehensive range of products are backed by **15 patents** that cover various aspects of our technology, including connected charging stations, personal 110V/240V chargers, mobile station charging, community-based directory and cloud networking.

With our suite of cutting-edge solutions, Power Hero effectively addresses the challenges faced by all EV drivers. Whether a driver is far from available charging, resides in an apartment building with limited access to power, seeks to avoid a long queue, or even finds themselves stranded without options, **Power Hero has the perfect tailored solution.**


Power Hero
POWERPAC™
Easily installs to any 110V circuit
No electrical infrastructure retrofit needed
Stores
up to
Up to 100 miles of daily range (2x of normal 110V)
Off-peak charging and demand response
Ideal for employers, apartments and multi-EV homes
Power Hero

PowerPac™ is our powerful overnight solution designed specifically for apartment residents or multi-EV homes. It can be easily plugged into any available circuit and stores power while the driver is away. While our solutions draw in 110V for power, thanks to our patented technology, they discharge the stored energy as 240V, enabling fast charging. This significantly extends the EV's range up to 100 miles per day.


Power Hero
Cameo™
Can connect 2M existing un-networked chargers
Cloud based back-end management
Reserve charging stations
Charger availability in real-time
User-friendly
Transactional processing capabilities
Power Hero™
CAMEO

Cameo™, is an adapter that securely attaches to any Level-2 charger and connects to our cloud servers. This allows owners of chargers to make them accessible to the public and generate income. Once a charger is connected, drivers can view their availability, reserve charging stations, and make payments if needed. Similar to how Airbnb allows homeowners to list their properties for short-term rentals, Cameo™ allows EV owners or charging station operators to list their Level-2 chargers for use by other EV drivers.

Power Hero
mPower™


Power Hero

Mobile Charging unit

Cloud based back-end management

Can charge multiple EVs

Roadside Assistance

User-friendly

Transactional processing capabilities

Finally, **mPower™** is a mobile charging station that brings power wherever it's needed. It offers roadside assistance for drivers who find themselves stranded without power and it can also be hired for events or used to charge on the go.

We're on track to bring our first product to market in 2025

	Patent	Development	Prototype	Launch
Cameo™ 	✓	✓	✓	Q1 2026
PowerPac™ 	✓	✓	Q2 2025	Q4 2025
mPower™ 	✓	Q1 2026	Q3 2026	Q4 2026

Power Hero

We believe we're poised to capture a significant portion of the massive global EV market

The global EV market is enormous, currently valued at $500B and growing at a CAGR of 17.8%.

In America alone:

- 265M gasoline cars have to transition to zero-emission vehicles like EVs.
- Only 3M are EVs today, a mere 1% adoption.
- California EVs make up 1.1M.

Power Hero is headquartered in California:

- California has 3.1M apartment units according to NMHC.
- That alone is an $18.6B market opportunity for our PowerPac.
- The former Speaker of the California State Assembly is on our Board.

Power Hero is poised to capture a significant share in this market by addressing the specific need of personal EV charging in urban areas, emerging as a key player in this exponentially growing sector. Our proprietary patented solutions provide a significant advantage in capturing the largest untapped EV charging market of over 100M apartment residents in America alone.


We're capitalizing on an untapped opportunity within the $500.4B global EV market
100M
Current US Apartment Residents
17.8% CAGR
Global EV market growth rate
$1.5T
Global EV Market Size by 2030
26.4M
Expected EVs on U.S. roads by 2030

We're uniquely positioned to cater to the needs of **apartment residents, who often lack access** to reliable personal charging solutions and represent a hugely **underserved segment** in the market. With over 100 million Americans living in apartments and detached homes with insufficient circuitry to support level-2 charging, the opportunity is astronomical.

BUSINESS MODEL


We've partnered with industry leaders & California's most populous counties to fast-track our growth

With public and private partnerships to support our growth, we plan to rapidly increase our footprint across the US.

Power Hero partners with industry leaders like **Verizon** to develop and deliver world-class solutions to the market, while gaining access to their Partner Program's 28M business customers. Through our relationship with **Arrow Electronics**, one of the world's largest electronics component suppliers, we have verified our key design architecture and ensure that we maintain best-in-class supply chain and manufacturing practices.



Strategic pilots will drive our geographic expansion
Apartment Residents
2028
Roll out globally
2027
Roll out across the United States
2026
Roll out across California
2025
Roll out to Los Angeles & Orange counties
2025
Pilots in 3 cities within the 2 most populous counties in CA
5B
100M
9.7M
4.3M
17K
Power Hero

In California, we have already initiated pilot programs in three cities in two of the state's largest counties: Los Angeles (with a population of 9.8 million) and Orange County (with a population of 3.2 million). The pilot initiatives are anticipated in 2025.

These three cities represent over 17,000 renter-occupied units in the most populous counties in California, putting us in an **excellent position to expand our footprint to the 6 million rental units** in California alone.



Our three tiered business model allows for significant revenue growth

Our business model consists of:

1. **Hardware Sales:** Sales to government entities, property developers, retailers and car dealerships with residuals.
2. **Leasing:** Offering a lease-to-own model primarily for direct-to-consumer sales.
3. **User Subscriptions:** Device subscriptions with power usage, software updates, system set-up, and related services. This subscription model ensures predictable, recurring revenue. Users can include both municipalities who want to scale EV infrastructure and adoption, and EV owners.

MARKET


EV Charging is a nascent industry
poised for explosive growth

The **electric vehicle (EV) market** is experiencing **explosive growth**, with projections indicating a surge from **$500 billion to $1.5 trillion by 2030**. This represents a **compound annual growth rate (CAGR) of 17.8%**, signaling a transformative shift in the automotive industry. For investors, this presents a **rare opportunity** to participate in a market that's not just expanding, but **fundamentally reshaping global transportation**. **Power Hero** is strategically positioned to capitalize on this growth, focusing on a **critical yet underserved segment: EV charging for apartment residents**.

With over **100 million Americans living in apartments**, Power Hero addresses a **significant gap** in the EV charging infrastructure. Currently, most EV owners rely on **home charging**, but apartment residents often **lack this option**. By providing **innovative charging solutions** for multi-unit dwellings, Power Hero isn't just tapping into a market – it's **enabling an entirely new customer base** for EVs. This approach has the potential to **dramatically accelerate EV adoption** in urban areas, creating a **virtuous cycle** of demand for both EVs and charging solutions.

Power Hero's technology, which allows for **fast charging using existing 110V electrical infrastructure**, solves a **major pain point** for property owners and residents alike. Traditional charging station installations often require **costly electrical upgrades**, but Power Hero's solution **minimizes these expenses**. This **cost-effective approach** opens up opportunities for **rapid scaling** across millions of apartment units. **For investors**, this means the potential for swift market penetration and the ability to **capture a significant share** of this growing market before competitors can react. And if they do, they will have to contend with our patents!

The company's **diverse revenue streams** – including **hardware sales**, **leasing options**, and **user subscriptions** – offer multiple paths to profitability and recurring income. This business model, combined with **strategic partnerships** with industry giants like Verizon and Arrow Electronics, positions Power Hero for **robust growth**. For investors, this translates to the potential for **strong returns** as the company scales. Moreover, by backing Power Hero, investors aren't just chasing profits – they're supporting a solution that addresses **climate change** and **urban sustainability**, aligning financial goals with **positive social impact**. In a market increasingly driven by **ESG (Environmental, Social, and Governance)** considerations, this **dual benefit** could prove particularly attractive to a wide range of investors.


Invest in the Future
of EV Charging
Power Hero
2105 Foothill Blvd. #B360
La Verne, CA 91750

Join us and own a stake in our success as together, we lead the charge for EV.

PRESS


AMERICA'S NEXT INVESTMENT
A breakthrough 110V system
that delivers high-speed Level 2 charging
Power Hero
AS SEEN ON
CNBC

1. **MagnateView**
   A Leader's Insights: An Interview with Esmond Goei, the Chairman, Founder, and CEO of Power Hero Corp.
2. **DNA**
   T.O.S . EP #170 "You got to get to the crowd. The crowd isn't coming to you." W/ Esmond Goei
3. **The Silicon Review**
   Power Hero is a great opportunity to get in on the EV wave
4. **Invest with Passion**
   Innovations Happening in the Electric Vehicle Charging Space
5. **Insider**
   Power Hero to Launch PowerPac Home Charging Solution for Electric Vehicles
6. **CIO Bulletin**
   Power Hero is a California-based EV charging company developing solutions for a smarter grid for everyone
7. **Autotech Outlook**
   Power Hero: Making EV Charging Easy and Accessible For All

TEAM



Craig Nelson, CEO
Craig Nelson is a results-driven executive with extensive experience in technology and global market expansion. Having held past roles as a CEO, CRO, and SVP the focus is always on go-to-market and up-leveling the companies strategy and vision. He has led 4 startups to successful exits, achieving returns of between 8 to 17 times revenue. Under his leadership he and his teams have contracted more than $2.3 billion in sales of hardware, software and professional services. He excels in managing diverse teams across global borders, leveraging his broad experience across Europe, Asia, Australia, and Africa to drive business success.



Esmond Goei, Chairman, Founder & CTO
Seasoned entrepreneur & investor with 6 exits. 30+ years of experience leading startups & turnarounds in diverse industries including fiber optics, multimedia messaging, healthcare, organic baby food, & electronics toys. Investment portfolio consistently yields high returns, including a company that achieved unicorn status. Electrical engineer with an MBA from Western University.



Bradley A. Gastwirth, Special Advisor (Advisory Board)
Accomplished financial industry executive ranked #12 recently by Crunchbase reflecting not only his expertise and deep industry knowledge but also his ability to scale early-stage companies and guide them through the fast-evolving technology landscape. In addition, Brad's experience as Chief Technology Strategist at Wedbush Securities, and his history of founding and growing successful companies like ABR Investment Strategy position him as someone who can assist Power Hero with actionable insights in strategic planning, capital raising, and leveraging its patented technologies. Brad is also a resident of Florida which is a key strategic market for us.



Troy Helming, Director & Strategic Advisor
3x entrepreneur, clean energy pioneer, & CEO of EarthGrid, Author of "The Clean Power Revolution." Founder of TradeWind, the top Wind Developer in the USA in 2017 with an economic impact of over $10B to date, & Pristine Sun, which developed 350 solar projects with a combined market value of $1B. Inventor of the Red Gopher robotic tunneling technology & an innovative floating solar system. 40+ clean energy patents.



Armando Castro, Director & Assistant Secretary
Partner with Lowenstein Sandler LLP, Armando has been a Silicon Valley-based corporate lawyer serving emerging companies and investment funds for close to 30 years. His industry background spans across a broad technology spectrum including financial and wireless technologies, and renewable energy. He advises all stages of companies on matters of corporate governance, financings, and mergers and acquisitions. In addition to his work at some of the nation's largest law firms, Armando has significant in-house experience and was the former general counsel and executive board member of Cyras Systems, where he negotiated its $2.7 billion merger with Ciena in 2001.



Curt Pringle, Director & Strategic Advisor
Highly experienced consultant with 30+ years in land use, public relations, & government affairs. Two-time Mayor of Anaheim and former Speaker of the California State Assembly. Developed the Anaheim Resort District– home to Disneyland Resort & Anaheim Convention Center. Distinguished Fellow at the UCI Department of Planning, Policy & Design; Senior Fellow for the UCLA School of Public Affairs; Bachelor's in Business Administration. MPA from California State University, Long Beach.



Howard Kim, Director & Corporate Advisor
Communications veteran with 30+ years of experience. Former Managing Director of Asia-Pacific (APAC) Operations at Sycamore Networks, VP & General Manager of APAC Operations for Hypercom Network Systems, & Regional Director of Sales for APAC Operations at Cascade Communications (acquired by Lucent Technologies). Advisor to Hitachi Japan on global M&A and investments for 10 years. BS in Electrical Engineering from Texas A&M University. MBA from the University of Phoenix.



Rob Kent, Vice-Chairman & Co-Founder
Innovative leader in the medical device sector, specializing in IoT. Former CEO of O2 Concepts, a manufacturer of networked portable home oxygen devices. Drove 5X growth & the deployment of over 20,000 units through a collaboration with Verizon. BS in Economics from the US Naval Academy. MBA from UC Irvine.



Michael D'Amato, Special Advisor (Advisory Board)
Seasoned business leader with 15+ years of experience across diverse sectors including renewable energy, technology, healthcare, and finance. Proven track record of originating and closing M&A deals, strategic partnerships, and investment opportunities valued at over $100 million. Michael was Chief Strategy Officer at iSun, Inc. and led its transformation from a private renewable energy company to a Nasdaq listed company (ISUN) through a SPAC and several strategic investments resulting in 5x revenue growth. Michael's forte in identifying new market opportunities, building relationships with key stakeholders, and his operational expertise are much appreciated.

"People and governments worldwide want to reverse climate change. Switching to electric cars (EVs) is a good way to help. But it's important to make it easy and convenient, without waiting in long lines at charging stations. Most people also want to charge their EVs at home. With Power Hero, investors can help fight climate change and maybe make a lot of money too. We're thinking about giving stock bonuses to investors who bring in others to join us."

– Esmond Goei
CEO & Founder, Power Hero

REVENUE SHARING CASH BONUS (REVSHARE BONUS) – EARLY INVESTOR INCENTIVE (LIMITED TIME OFFER)

Unitl June 6, 2025, we are offering a special, non-equity incentive to early investors: the Revenue Sharing Cash Bonus (the "RevShare Bonus"). This is a limited-time promotional offer that provides qualified investors with the opportunity to receive future cash bonuses based on our company's revenue milestones, as described below. This incentive is separate from, and in addition to, the securities offered through this campaign.

1. Eligibility Window

The RevShare Bonus is available only to investors who complete an investment within the first ten (10) days of our Reg CF offering.

2. Bonus Tiers

Investors who qualify under the eligibility window will receive a future RevShare Bonus based on the amount they invest, according to the following structure:

- Tier 1: Investors who invest $500 or more will be eligible to receive a RevShare Bonus equal to 20% of their investment.
- Tier 2: Investors who invest $1,000 or more will be eligible to receive a RevShare Bonus equal to 50% of their investment.
- Tier 3: Investors who invest $5,000 or more will be eligible to receive a RevShare Bonus equal to100% of their investment (i.e., 1X).

Each investor will be eligible for only one bonus tier based on their single investment amount. Bonuses are non-transferable and may not be assigned or pledged.

3. Triggering Event – Net Revenue Milestone

The RevShare Bonus becomes payable only if and when the company's cumulative net revenues exceed $2,000,000 (the "NetRevTarget"). For this purpose, net revenues mean total revenues as reported in the company's financial statements, less returns, discounts, and allowances.

4. Timing and Payment Structure

Payments on the RevShare Bonus will begin in the calendar quarter following the quarter in which the NetRevTarget is met. Each quarterly payment will be capped at 10% of the net revenues of the triggering quarter. For example:

- If the NetRevTarget is met in Q4 2026 and net revenues for that quarter were $500,000, then the first RevShare Bonus distribution will occur in Q1 2027 and will be capped at $50,000 (10% of $500,000).
- The company will continue to make quarterly payments in a similar manner until all RevShare Bonuses owed are fully paid.

The RevShare Bonus is not an equity interest and does not entitle the investor to any ongoing ownership or revenue participation in the company beyond the total bonus amount owed.

5. Administration

The RevShare Bonus program is administered solely by the company, Power Hero, and is not part of the securities offering conducted on the Netcapital funding portal. Netcapital is not responsible for the recording, administration, calculation, or payment of any RevShare Bonus. All records and determinations related to eligibility and payment will be maintained by Power Hero.

Disclaimers

- There is no guarantee that the company will achieve the $2,000,000 cumulative net revenue milestone that triggers the RevShare Bonus.
- Payment of the RevShare Bonus is subject to the company's actual financial performance and may be delayed based on revenue timing or business conditions.
- The RevShare Bonus is not part of the securities offered and does not represent an ownership interest or share in the profits of the company.
- Investors should not make investment decisions based solely on the RevShare Bonus and are encouraged to read the full offering materials, including risk disclosures.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Product Development	$150,000	30.0%
Certification & Manuacturing	$200,000	40.0%
Sales & Marketing	$50,000	10.0%
General and Administrative	$75,500	15.1%
Intermediary fees	$24,500	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Power Hero Corp.. This offering must reach its target of at least $10,000 by its offering deadline of June 7, 2025 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,814,622 shares
× $1 per share

$17,814,622 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 6, 2025
- Form C/A on May 13, 2025
- Form C/A on May 20, 2025
- Form C/A on May 27, 2025
- Form C/A on May 27, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

May 29, 2025 • COUNTING DOWN -- NINE (9) DAYS LEFT ON REVENUE...

May 27, 2025 • Filed Form C/A

May 27, 2025 • Filed Form C/A

May 26, 2025 • GOOD NEWS! REVENUE SHARING BONUS QUALIFICATION...

May 20, 2025 • THANKS TO ALL WHO TOOK UP OUR REVENUE ...

May 20, 2025 • Filed Form C/A

May 19, 2025 • 5 (FIVE) HOURS LEFT TO GET A SHARE OF ...

May 18, 2025 • LESS THAN 10 HOURS LEFT TO PARTICIPATE ...

May 17, 2025 • REVENUE SHARING BONUS QUALIFYING PERIOD ......

May 16, 2025 • 10 DAY REVENUE SHARING BONUS PERIOD ENDS ON MAY...

May 15, 2025 • OVER 50% OF LANDED RESIDENCES ARE NOT EQUIPPED...

May 13, 2025 • Filed Form C/A

May 11, 2025 • HAPPY MOTHER'S DAY TO ALL OUR MUMS ! I am so...

May 10, 2025 • REVENUES ? We have 2,000 people that...

May 9, 2025 • MISSION ACCOMPLISHED We promised to deliver a...

May 6, 2025 • Filed Form C

Jan 17, 2025 • 2025 IS OFF TO A FINE START. FIRST, our...

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Oct 9, 2024 WEBINAR STARTING IN 2 HOURS. 4PM PACIFIC. ...

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Sep 26, 2024 EARTH SHATTERING! $18 Billion! Congratulations...

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Sep 13, 2024 MICHAEL D'AMATO JOINS POWER HERO'S ADVISORY...

Sep 12, 2024 • TOP RANKED INDUSTRY LEADER BRADLEY A. GASTWIRTH...

Aug 30, 2024 • T.O.S. podcast features Esmond Goei, founder...

Aug 28, 2024 • G'DAY MATE! Patent application approved....

Aug 23, 2024 • SLOW AND STEADY WINS THE RACE That's the...

Aug 16, 2024 • WHAT YOU TOLD US. Has really meant a lot to us...

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Aug 7, 2024 • WHY... That seems to me to be the most...

Jul 17, 2024 • ELEVEN We're going to miss number 10. YOU...

Jul 16, 2024 • The Winning Tickets of the zPower Hero Q & A...

Jul 12, 2024 • POWERNET... IT'S GETTING NOTICED, SO IS OUR...

Jul 11, 2024 • OPENING THE KIMONO ON AIRCUE. Aircue is a...

Jul 9, 2024 • FOUNDER'S GIFT SHARE PROGRAMS CLOSING TOMORROW...

Jul 4, 2024 • HAPPY 4th EVERYONE ! Thank you investors, for...

Jun 28, 2024 • THE NUMBERS DON'T LIE According to...

May 30, 2024 • 10 Patents and Counting! We are thrilled to...

May 23, 2024 • ARTIFICIAL INTELLIGENCE (AI) -- COMING TO POWER...

May 13, 2024 • AMERICA'S ELECTRICITY GRID Isn't it nice to...

May 1, 2024 • THE DIFFERENCE * Power Hero enables old...

Apr 27, 2024 • CAN'T SLEEP? Join us on CNBC tonight, Saturday...

Apr 26, 2024 • POWERPAC DESIGN MILESTONE MET. One of the most...

Apr 19, 2024 YOU MISSED A GREAT WEBINAR OF OUR CNBC ...

Apr 17, 2024 DID YOU MISS POWER HERO'S TV DEBUT ON ...

Apr 14, 2024 CNBC TV Debut: Tonight April 13, 2024, 11pm...

Dec 20, 2023 GOOD NEWS ! Jesus Christ is born! MERRY...

Dec 7, 2023 BREAKING NEWS... TWO NEW PATENTS APPROVED on...

Nov 18, 2023 HUGE THANK YOU POWER HERO INVESTORS BIG...

Nov 18, 2023 HOUSEKEEPING After we close, in 1 hour, we...

Nov 18, 2023 COUNTING DOWN... Only 3 hours to go. ...

Nov 18, 2023 SOLD OUT Don't you just hate hearing that! ...

Nov 17, 2023 NEXT STOP HOLLYWOOD Our campaign closes in a...

Nov 16, 2023 THANKFUL For the blessings that we have...

Nov 15, 2023 336 NEW INVESTORS Has joined our Power Hero...

Nov 14, 2023 MPOWER Is not a typo. It's our patented...

Nov 11, 2023 WORD IS OUT Power Hero has been recognized by...

Nov 10, 2023 POWERPAC KICKOFF. Yesterday, we kicked off our...

Nov 6, 2023 NETCAPITAL... PLEASE KEEP UP! We're OVER 82%...

Nov 3, 2023 GHG IS A DIRTY WORD It stands for "Green...

Oct 31, 2023 ANXIETY That pretty much sums up the findings...

Oct 25, 2023 BREAKING NEWS ... When you are doing it right,...

Oct 23, 2023 GOLD RUSH That's how EVAdoption describes the...

Oct 19, 2023 WHEN YOU BOUGHT THAT GASOLINE POWERED CAR. . . Did...

Oct 12, 2023 FIGHTING THE COMPETITION Competitors like...

Oct 10, 2023 PURCHASE ORDER #1 $100K PowerPac order...

Oct 5, 2023 PATENT CLAIMS MATTER -- POWER HERO HAS 447...

Oct 3, 2023 EV CHARGING IN A BLACKOUT What if there is no...

Sep 28, 2023 TAYLOR SWIFT AND TRAVIS KELCE – THE POWER HERO...

Sep 26, 2023 WHAT DO THEY KNOW Have you wondered why people...

Sep 19, 2023 WHAT'S NEXT Commercialization! We're working...

Sep 13, 2023 UNANSWERED MAIL We know how frustrating it...

Sep 12, 2023 17% REPEAT OFFENDERS Pardon me! I meant to...

Sep 11, 2023 WE WERE NOT SPARED 9/11. Many Americans lost...

Sep 9, 2023 THAT ONE'S MINE It can be if you get on our...

Sep 5, 2023 THEY'RE BACK... From vacation it seems, so...

Sep 1, 2023 BIG THINGS ARE HAPPENING Momentum is...

Aug 31, 2023 CLOSING WEBINAR As our campaign draws to a...

Aug 28, 2023 FUTURE COMMUNICATIONS FOR INVESTORS With our...

Aug 25, 2023 $250K RAISED... MORE THAN JUST A NUMBER Our...

Aug 23, 2023 EARTH, THE LAST FRONTIER Congratulations to...

Aug 23, 2023 IMPACT OF HURRICANES AND EARTHQUAKE ON POWER...

Aug 21, 2023 THERE'S HOPE The Ozone layer around our planet...

Aug 18, 2023 DON'T MISS THE BOAT!! In June 2010, Tesla's...

Aug 17, 2023 SAY WHAT.... Another far-reaching patent...

Aug 15, 2023 WHY APARTMENT EV CHARGING MATTERS 68% of...

Aug 10, 2023 WHEN YOUR WEBINAR GOES TOO FAR In our last...

Aug 8, 2023 IT'S HAPPENING TODAY! REMINDER FOR THE LIVE...

Aug 4, 2023 DON'T FORGET TO REGISTER!! Make sure to mark...

Aug 3, 2023 WHAT'S AT STAKE McKinsey & Company, a leading...

Aug 2, 2023 WHY MANY APARTMENT RENTERS WON'T BUY ELECTRIC...

Aug 1, 2023 HAVE YOUR SAY Your investment is telling! It...

Jul 31, 2023 TOP 5 INVESTMENT STRATEGIES One of the top 5...

Jul 30, 2023 WHY INVEST IN POWER HERO...

Jul 28, 2023 DON'T MISS OUR UPCOMING WEBINAR!! If you...

Jul 26, 2023 THE DEMAND NEVER ENDS!! The objective for...

Jul 24, 2023 UNICORN FOUNDER AGREES: UNCONTESTED MARKETS...

Jul 21, 2023 THREE CALIFORNIA PILOT CITIES . . . SO WHAT? It is...

Jul 20, 2023 WHAT IF THE GRID GETS HACKED ? The headlines...

Jul 17, 2023 POWERPAC FOR EMPLOYERS??!! We are seeing a lot...

Jul 14, 2023 WHY INVEST IN POWER HERO? We are very excited...

Jul 13, 2023 WHAT A WEBINAR!! We were very excited to share...

Jul 11, 2023 LET'S DIVE INTO REVENUE MODELS Join us...

Jul 6, 2023	TIME TO GET DOWN AND DIRTY! Join us on...
Jul 3, 2023	200,000 REASONS TO CELEBRATE! As we prepare to...
Jun 30, 2023	THE SPIRIT OF INDEPENDENCE Join us this...
Jun 28, 2023	FIND OUT WHAT YOU MISSED!! Did you miss out on...
Jun 27, 2023	UNICORN AMBITIONS In our last webinar we...
Jun 27, 2023	DON'T FORGET TO REGISTER!! Register now for...
Jun 23, 2023	YOU'RE THE BEST... WE ARE HUMBLED. Since our...
Jun 22, 2023	HEAR YE ! HEAR YE ! We cordially invite you...
Jun 19, 2023	150K RAISED AND GROWING FAST!!! Excited to...
Jun 16, 2023	INVESTOR WEBINAR - JUNE 27TH Join us for our...
Jun 14, 2023	Hey Netcapital! We're Way Over $100K! Anyway,...
Jun 12, 2023	POWERPAC BENEFITS FOR NON-EV...
Jun 9, 2023	WE GOT IT WRONG This is something we realized...
Jun 7, 2023	Power Hero Appoints Former House Speaker of...
Jun 6, 2023	Don't forget to register for our Live Q&A Panel...
Jun 1, 2023	Don't miss our Netcapital Q&A Webinar on June...
May 26, 2023	WHAT DOES THIS UNICORN FOUNDER HAVE TO SAY...
May 24, 2023	BANNER MONTH FOR POWER HERO AS WE HIT $100K...
May 19, 2023	POWER HERO APPOINTS UNICORN FOUNDER TROY...
Apr 21, 2023	POWERPAC PATENT APPROVED!! Today the USPTO...

Apr 19, 2023 CALIFORNIA - A HUGE OPPORTUNITY - THANK YOU...

Apr 12, 2023 DISTRIBUTION AND INSTALLATION PARTNER - NEW...

Mar 28, 2023 ANOTHER ENDORSEMENT - CITY OF SEAL BEACH,...

Mar 24, 2023 CITY OF LA VERNE CALIFORNIA - ENDORSEMENT AND...

Mar 22, 2023 How to Revolutionize an Industry Leveraging...

Mar 14, 2023 SVB - No Impact on Power Hero! We are happy to...

Mar 10, 2023 FEEDBACK FROM CITIES AND YOU! We've been...

Mar 7, 2023 WE ARE NOW A VERIZON PARTNER! We are proud to...

Mar 3, 2023 Thank You Investors For A Great First Week Of...

Mar 1, 2023 Patent Granted! We are pleased to announce...

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